EXHIBIT 10.3
Employment Agreement
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 25, 2007, by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Wenda Harris Millard (the “Executive”).
     WHEREAS, the Executive is currently a member of the Board of Directors of the Company (the “Board”); and
     WHEREAS, the Company desires that the Executive serve as its President — Media following the Effective Date, and the Executive is willing to be so employed, in each case on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment Term. Subject to the provisions of Section 7 of this Agreement, the Company hereby agrees to employ the Executive hereunder, and the Executive hereby agrees to be employed by the Company hereunder, in each case subject to the terms and conditions of this Agreement, for the period commencing on July 16, 2007 (the “Effective Date”) and ending on December 31, 2011 (such period, as it may be extended in accordance with the terms of the following sentence, the “Employment Term”). Unless the Company or the Executive has theretofore provided notice in writing to the other party of its intention not to extend the Employment Term, on June 30, 2011 and on each succeeding June 30, this Agreement shall automatically be extended for an additional 12 months from the then scheduled expiration date.
     2. Duties.
               (a) During the Employment Term, the Executive shall serve as the President — Media of the Company. The Executive shall have the duties and responsibilities customarily exercised by an individual serving in such a position in a corporation of the size and nature of the Company. In her capacity as President — Media, the Executive shall use her best energies and abilities in the performance of her duties, services and responsibilities for the Company as further detailed by the Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”). In performing such duties, services and responsibilities, the Executive will report directly to the CEO.
               (b) During the Employment Term, the Executive shall devote substantially all of her business time and attention to the businesses of the Company and its subsidiaries and affiliates and shall not engage in any activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary profit, unless approved by the CEO or the Board; provided, however, that, to the extent such activities do not violate, or interfere with her performance of her duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage her personal, financial and legal affairs and serve on civic or charitable boards and committees of such boards, it being agreed that the Executive shall resign from the Board. During the Employment Term, the Executive’s principal location of employment shall be at the Company’s executive offices in New York City, New York, except for customary business travel on behalf of the Company and its subsidiaries and affiliates.
               (c) Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all other positions she then holds as an employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and the Executive.
     3. Base Salary; Bonus.
               (a) During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations during the Employment Term (including any service in any position with any subsidiary or affiliate of the Company), the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $550,000, subject to increase but not decrease in the discretion of the Board, payable in accordance with the normal payroll practices of the Company in effect from time to time.

               (b) During the Employment Term, in addition to the payments of the Base Salary set forth above, the Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus of 80% of Base Salary at target. With respect to calendar 2007, the Company shall guarantee and pay the Executive, subject to the other terms of this Agreement, 100% of her target bonus as if she were employed for the entire calendar year ($440,000), which amount shall be paid at the time the Company pays bonuses to other employees for the 2007 calendar year.
               (c) Concurrently with the execution of this Agreement, the Company shall pay to the Executive in cash the sum of $450,000 as an incentive to join the Company; provided, however, that the Executive agrees to immediately pay back to the Company in cash (i) $300,000 in the event she leaves the Company on or before the first anniversary of the Effective Date or (ii) $150,000 in the event she leaves the Company before the third anniversary of the Effective Date.
               (d) The Company shall reimburse Executive for reasonable legal fees in connection with the negotiation and execution of this Agreement in an amount not to exceed $25,000.
     4. Benefits.
               (a) During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans, policies, programs and arrangements, as may be amended from time to time, that are provided generally to similarly situated employees of the Company (excluding for this purpose the Chief Executive Officer and Martha Stewart) to the extent the Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.
               (b) The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement during the Employment Term in accordance with Company policies relating to such expenses; it being understood that Executive shall be entitled to first-class air travel for long-haul international or transcontinental flights as necessary. The Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.
     5. Vacations. During each calendar year of the Employment Term (pro rata for partial calendar years), the Executive shall be entitled to four weeks of paid vacation to be taken in accordance with the applicable policy of the Company.
     6. Equity Compensation.
               (a) Contemporaneously with the execution and delivery of this Agreement by the parties, the Company shall grant the Executive that number of shares of restricted Class A common stock, par value $0.01 per share (the “Stock”) of the Company equal to $1.5 million of value as determined by the closing price of the Stock on the Effective Date (the “Stock Grant”). The Stock Grant shall vest in three equal tranches on the first, second and third anniversaries of the Effective Date pursuant to the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”). In addition, the Executive will participate in the Company’s annual stock incentive program, receiving awards as determined by the Compensation Committee from time to time.
               (b) Upon a Change in Control of the Company, all unvested equity awards held by the Executive shall become fully vested.
     7. Termination of the Employment Term.
               (a) The Executive’s employment with the Company and the Employment Term shall terminate upon the earliest to occur of:
     (i) the death of the Executive;

     (ii) the termination of the Executive’s employment by the Company by reason of the Executive’s Disability;
     (iii) the termination of the Executive’s employment by the Company for Cause or without Cause;
     (iv) the termination of the Executive’s employment by the Executive for Good Reason or without Good Reason; and
     (v) the expiration of the Employment Term.
               (b) For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Cause” shall mean that the Board has made a good faith determination, after providing the Executive with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board meeting, that any of the following has occurred:
     (1) the willful and continued failure by the Executive to substantially perform her material duties to the Company (other than due to mental or physical disability) after written notice specifying such failure and the manner in which the Executive may rectify such failure in the future;
     (2) the Executive has engaged in willful, intentional misconduct that has resulted in material damage to the Company’s business or reputation;
     (3) the Executive has been convicted of a felony; or
     (4) the Executive has engaged in fraud against the Company or misappropriated Company property (other than incidental property).
     For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses. Nothing in this Section 7(b)(i) shall be construed to prevent the Executive from contesting the Board’s determination that Cause exists.
     (ii) “Change in Control” of the Company shall mean:
     (1) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided that this clause (1) shall not apply with respect to a stockholder of the Company who beneficially owns more than 50% of the Voting Stock of the Company on the Effective Date;
     (2) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of the Company or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);
     (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company;
     (4) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or
     (5) the failure of the Company to have any securities required to be registered under Section 12 of the Exchange Act.
     For purposes of this definition, “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.
     (iii) “Disability” of the Executive shall have occurred if, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, the Executive shall have been substantially unable to perform her duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months.
     (iv) “Good Reason” shall mean the occurrence, without the Executive’s express prior written consent, of any one or more of the following:
     (1) a material diminution of, or material reduction or material adverse alteration in, the Executive’s position, title, reporting status, duties, or responsibilities from, or the assignment to the Executive of duties inconsistent with, those set forth in Section 2(a) (or as subsequently amended in accordance with Section 18 with the consent of the Executive);
     (2) a material breach of the Agreement by the Company that continues after the reasonable notice and opportunity to cure;
     (3) the Company’s requiring the Executive to be based at a location in excess of 35 miles from the location of the Executive’s principal job location or office specified in Section 2(b), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s position; or
     (4) a reduction by the Company of the Executive’s base salary as in effect on the Effective Date, or as the same shall be increased from time to time.

     The Executive’s right to terminate employment in a termination for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Subject to the requirements set forth above, the Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
     8. Termination Procedures.
               (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Term (other than pursuant to Sections 7(a)(i) and 7(a)(v)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
               (b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by her death, the date of her death, (ii) if the Executive’s employment is terminated pursuant to Section 7(a)(ii), 30 days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of her duties on a full-time basis during such 30-day period), (iii) if the Executive’s employment is terminated pursuant to Section 7(a)(v), the date of expiration of the Employment Term, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.
     9. Termination Payments.
               (a) Upon any termination of the Executive’s employment, she shall be entitled to payment of any earned but unpaid portion of the Base Salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the Date of Termination.
               (b) In addition to the payments and benefits provided in Section 9(a), if the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, (i) outstanding equity awards held by the Executive shall vest and/or become exercisable, (ii) the Company shall pay the Executive the Severance Payment and (iii) the Company shall provide the Executive with continued medical coverage at active-employee rates for eighteen months or, if earlier, until the Executive receives subsequent employer-provided coverage. For purposes of this Section 9(b), the “Severance Payment” shall be a lump-sum cash payment equal to 18 months’ salary.
     Payment of the Severance Payment shall be conditioned upon the Executive’s execution of a general release in form satisfactory to the Company and the Executive; provided, however, that such release shall not contain post-termination restrictions that are more onerous for the Executive than those contained in this Agreement.
     10. Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement.
               (a) Confidential Information. Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Executive during the Executive’s services to the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

               (b) Noncompetition. The Executive hereby agrees that during her employment with the Company and during any Tail Period (as defined below), Executive shall not engage in or become associated with a Competitive Activity (as defined below). A “Competitive Activity” shall mean any business which is directly competitive with any business of the Company and its affiliates with respect to which Executive performed any duties during her employment with MSO and its affiliates and their predecessors, i.e., a lifestyle media website, television program or publication. Executive shall be deemed to be “engaged in or associated with a Competitive Activity” if you become an owner, employee, officer, director, independent contractor, agent, partner, advisor, or render personal services in any other capacity, with or for any individual, partnership, corporation or other organization (collectively, an “Enterprise”) that is engaged in a Competitive Activity, provided, however, that Executive shall not be prohibited from (a) owning less than five percent of the stock in any publicly traded Enterprise engaging in a Competitive Activity, or (b) being an employee, independent contractor or otherwise providing services to an Enterprise that is engaged in a Competitive Activity so long as Executive’s services relate to an aspect or endeavor of such Enterprise that is distinct from, and unrelated to, and Executive has no influence or control over, such Enterprise’s pursuit of a Competitive Activity. “Tail Period” shall mean the period, if any, commencing on the date that your employment with the Company terminates, and ending on the 18-month anniversary of such date. If, at any time, the provisions of this paragraph shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter. The Executive agrees that this paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Executive further agrees that the remedies at law for any breach or threat of breach by her of this paragraph will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company will be entitled to seek a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches thereof. The Executive’s agreement shall not be deemed to prohibit you from opposing such relief on the basis of a dispute of facts related to any such application.
               (c) Nonsolicitation. During the Employment Term, and for 18 months after the Executive’s Date of Termination, the Executive shall not, directly or indirectly, (1) solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies as of the Date of Termination, (2) solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any employee, customer or other person with an employment or business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such employment or business relationship.
               (d) Non-disparagement. During the Employment Term, and for 2 years after the Executive’s Date of Termination, (i) the Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them and (ii) neither the Company nor any of its affiliated companies or businesses or their affiliates, directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Executive.
               (e) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, each party agrees that the non-breaching party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient.
     11. Reimbursement of Legal Fees. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses.

     12. Indemnification. The Company shall indemnify the Executive as required pursuant to the indemnification provisions contained in the Company’s By-laws.
     13. Dispute Resolution. Except as set forth in Section 10(e), any controversy or claim arising out of or relating to this Agreement or the making, interpretation or breach thereof shall be settled by arbitration in New York City, New York by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.
     14. Representations.
               (a) The Executive represents and warrants that (i) she is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits her ability to enter into and fully perform her obligations under this Agreement and (ii) she is not otherwise unable to enter into and fully perform her obligations under this Agreement.
               (b) The Company represents and warrants to the Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company and (ii) subject to the accuracy of the Executive’s representation in Section 14(a), the employment of the Executive on the terms and conditions contained in this Agreement will not conflict with or result in a breach or violation of the terms of any contract or other obligation or instrument to which the Company is a party or by which it is bound or any statute, law, rule, regulation, judgment, order or decree applicable to the Company.
     15. Successors; Binding Agreement.
               (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
               (b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to her legal representatives or estate.
     16. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, at her residence address most recently filed with the Company; and
With a copy to:
Gavin McElroy, Esq.
Frankfurt, Kurnit, Klein & Selz PC
488 Madison Avenue
New York, NY 10022
Tel: (212) 826-5577
Fax: (347) 438-2113
If to the Company:
Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, NY 10036
Attention: General Counsel
Tel: (212) 827-8036
Fax: (212) 827-8188;
     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     17. Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in Section 9(b). Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     18. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     21. Entire Agreement. This Agreement and the Equity Agreements set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.
     22. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     23. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     24. Governing Law. Except as otherwise provided in Section 13, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Each of the parties agrees that if any dispute is not resolved by the parties pursuant to Section 13, such dispute shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits for itself in any Proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 16; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By: Name:	/s/ Susan Lyne Susan Lyne
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Wenda Harris Millard Name: Wenda Harris Millard